Exhibit 10.54

THE USE OF THE FOLLOWING NOTATION IN THIS EXHIBIT INDICATES THAT THE CONFIDENTIAL PORTION HAS BEEN OMITTED PURSUANT TO ITEM 601(b)(10)(iv) WHEREBY CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED BECAUSE IT IS BOTH NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED: [***]

Lease Modification and Extension Agreement

THIS LEASE MODIFICATION AND EXTENSION AGREEMENT, is made and entered into as of the 26th day of September, 2013, between Sunbeam Development Corporation, an Indiana corporation (hereinafter referred to as "Lessor"), and Spirit Airlines, Inc., a Delaware corporation (hereinafter referred to as "Lessee").

WHEREAS, Lessor and Lessee entered into a lease agreement (the "Lease") dated June 17, 1999 for the property known as 2800 - 2888 Executive Way, Miramar, Broward County, Florida (the "Original Premises"); and

WHEREAS, the Lessee and Lessor modified the Lease pursuant to an Addendum to the Lease dated June 18, 1999, a Second Addendum to the Lease dated October 12, 1999 and a Third Addendum to the Lease dated October 12, 1999; and

WHEREAS, Lessee and Lessor subsequently signed a Lease Expansion Agreement dated October 12, 1999 for Lessee to Lease 2954 -2990 Executive Way, Miramar, Florida (the "Expansion Premises"); and

WHEREAS, Lessee and Lessor entered into a Land Lease dated October 12, 1999; and

WHEREAS, Lessee and Lessor further modified the Lease by two letter agreements dated December 28, 1999 and April 4, 2000; and

WHEREAS, Lessee and Lessor subsequently signed a Lease Modification and Contraction Agreement dated May 7, 2009 whereby Lessee vacated 2954 - 2990 Executive Way, Miramar, Florida (the "Expansion Premises") and other modifications were made to the Lease, and the Land Lease was deemed null and void; and

WHEREAS, both parties hereby agree to extend the Lease and make other modifications to the Lease; and

WHEREAS, [***]; and

NOW, THEREFORE, in consideration of the mutual benefits to the parties and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

I. Lease Modifications. To reflect the extension described in this Lease Modification and Extension Agreement, the following changes shall be made to the Lease, effective immediately unless noted otherwise below:

a.	Term. Extend the term of the Lease thru January 31, 2025. .

b.	Rent. To reflect the extension described in this Lease Modification and Extension Agreement, the rent schedule is hereby extended and revised as shown below:

[***]

Rent for months not listed above shall remain unchanged.

The term "rent" under this Lease shall include the monthly sums referenced above (including applicable sales taxes), and all other sums due under this Lease, including but not limited to those described in Paragraphs 20 and 28.

c.
Bioterrorism. To the extent applicable, Lessee shall comply with the registration requirements of the Public Health Security and Preparedness and Response Act of 2002, and shall provide Lessor with written proof of such compliance not less than annually.

d.
Move-Out Inspection. Lessee shall give written notice to Lessor not less than thirty (30) days prior to the end of the term of this Lease for the express purpose of arranging a meeting with Lessor for a joint inspection of the Premises. At such meeting, Lessee and Lessor shall make a list of all repairs that are required to be made by Lessee, if any. In the event (i) Lessee does not provide such written notice or make itself available for the joint inspection, (ii) Lessee does not make the repairs noted at the joint inspection prior to the end of the term of this Lease or (iii) Lessee (its subtenants, assignees, agents, contractors or invitees) causes or permits to occur any further damage the Premises between the time of the joint inspection and the end of the term of this Lease, then Lessor shall have the right to obtain prices for the required repairs and submit a bill for same to Lessee for immediate payment by Lessee pursuant to this Paragraph. The prices for the required repairs obtained by Lessor shall be deemed conclusively correct for the purpose of determining the cost to make the repairs.

e.
Lessor's Maintenance. To clarify possible ambiguity in Lease Paragraph 25(b), Lessee and Lessor hereby agree that Lessor's maintenance obligations include exterior lighting and exterior loading areas and exclude any interior lighting or interior loading areas.

f.	Exclusives. A number of lessees and owners at Miramar Park of Commerce have exclusive use rights. Accordingly, Lessee shall not use the Premises for any of the uses described in Exhibit "1".

g.	Air Conditioning. [***].

II. AS-IS. Other than as noted in paragraph I(g) above, Lessee shall continue to lease the Premises in "as-is" condition.
III. Broker. Lessee represents and warrants that Studley, Inc. ("Lessee's Broker") is the only broker that Lessee has worked with in connection with this Lease Modification and Extension Agreement. Any commission which is now or in the future may be due and payable to Lessee's Broker with regard to this Lease Modification and Extension

Agreement shall be paid by Lessor in accordance with a separate agreement between Lessor and Lessee's Broker. Lessor agrees to indemnify and hold Lessee harmless from any and all liability for the payment of such commission and any other commission claimed by a broker as a result of the actions of Lessor. Lessee agrees to indemnify and hold Lessor harmless from any and all liability for the payment of any commission claimed by a broker other than Lessee's Broker as a result of the actions of Lessee.

IV. Cross-Default. Lessee and Lessor acknowledge that Lessee has executed a separate lease agreement with Lessor for property located at 2844 - 2854 Corporate Way, Miramar, Florida dated September 26, 2013 ("MPC-20 Lease") and if Lessee is in default of any of its monetary obligations under this Lease or the MPC-20 Lease, or is in default of any material non-monetary obligation under this Lease or the MPC-20 Lease any such default in one lease shall be deemed a default of both leases.

V. Terms, Ratification, Conflict. All terms used herein and not otherwise defined shall have the meanings ascribed to said terms in the Lease, or the other documents, letters and agreements referenced in the recitals of this Lease Modification and Extension Agreement. The Lease as amended is hereby ratified and confirmed. In the event of a conflict between the terms and provisions of this Lease Modification and Extension Agreement and the terms and provisions of the Lease or the other documents, letters and agreements referenced in the recitals of this Lease Modification and Extension Agreement, the terms and provisions of this Lease Modification and Extension Agreement shall control.

VI. Other. All other terms and conditions of the Lease shall remain unchanged. The provisions of this Lease Modification and Extension Agreement shall bind and inure to the benefit of the parties hereto, their heirs, executors, administrators, successors and assigns.

<signature page follows>

IN WITNESS WHEREOF, the parties hereto have hereunto executed this instrument for the purpose herein expressed, the day and year above written.

Signed, sealed and delivered in the presence of:

LESSOR: Sunbeam Development Corporation

/s/ Clara Pink By: /s/ Andrew L. Ansin
Witness Sign Name Andrew L. Ansin, Vice President

Clara Pink 9/26/13
Witness Print Name Date
/s/ Yvette Garcia
Witness Sign Name

Yvette Garcia
Witness Print Name

LESSEE:	Spirit Airlines, Inc.

/s/ Antony Tam By: /s/ Charles A. Rue
Witness Sign Name

Antony Tam Charles Rue
Witness Print Name Print
/s/ C.W. Sandifer VP Supply Chain
Witness Sign Name Title

C.W. Sandifer September 18, 2013
Witness Print Name Date

Exhibit "1"

Exclusives of Other Lessees and Owners
at Miramar Park of Commerce

The Premises shall not be used by Lessee or any sublessee, assignee or other successor in interest to Lessee as a culinary school.